Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 1996 Employee Stock Purchase Plan and the Amended and Restated 2005 Stock Incentive Plan of Avid Technology, Inc. of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Avid Technology, Inc. and the effectiveness of internal control over financial reporting of Avid Technology, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 27, 2008